Exhibit 16.1

January 29, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read the change in accountants disclosure pursuant to Item 304 of Regulation S-K captioned “Change in Certifying Accountants” included in the Registration Statement on Form S-1 of Blue Coat, Inc. dated January 29, 2016, as may be amended from time to time, and we agree with such statements concerning RSM US LLP.

/s/ RSM US LLP
RSM US LLP